As filed with the Securities and Exchange Commission on December 6, 2001

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIGGS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

        Delaware                                                              52-1217953

(State or other jurisdiction of incorporation or organization)    (I.R.S. Employer Identification No.)

1503 Pennsylvania Avenue, N.W.

        Washington, D.C.                                                20005

(Address of principal executive offices)                        (Zip code)

RIGGS NATIONAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the plan)

JOSEPH M. CAHILL, ESQ.

General Counsel

Riggs National Corporation

800 17th Street, N.W.

Washington, D.C. 20006

(Name and address of agent for service)

(202) 835-6709

(Telephone number, including area code, of agent for service)

Copy of all communications to:

Frank G. Zarb, Jr., Esq.

Morgan, Lewis & Bockius LLP

1600 Tysons Boulevard

McLean, Virginia 22102-4824

(703) 918-1000

CALCULATION OF REGISTRATION FEE

============================ ========================= ========================== ========================= =========================
                                                           Proposed Maximum           Proposed Maximum
    Title of securities            Amount to be             Offering Price               Aggregate                 Amount of
   to be registered (1)           Registered (1)               Per Share             Offering Price (2)         Registration Fee
---------------------------- ------------------------- -------------------------- ------------------------- -------------------------
Deferred Compensation               $5,000,000                   100%                    $5,000,000                 $1,195
Obligations (payable in
cash)
============================ ========================= ========================== ========================= =========================

(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Riggs National Corporation Executive Deferred Compensation Plan resulting from participant deferrals.

(2) Estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.        Plan Information. *

Item 2.        Registrant Information and Employee Plan Annual Information. *

        * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by Riggs National Corporation (the "Registrant") (File No. 0-9756) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Form S-8 Registration Statement (the "Registration Statement") and made a part hereof:

    1.   The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000; and

    2.   The Registrant's Quarterly Reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.

    All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

    Under the Riggs National Corporation Executive Deferred Compensation Plan (the "Plan"), the Registrant will provide participants the opportunity to defer up to 40% of their base salary and up to 100% of their bonus and supplemental wages, which includes long-term and incentive compensation and commissions as specified in the Plan.

     The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation and earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with the other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Accordingly, because the Registrant is a bank holding company, the right of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. In the event of a liquidation or other resolution of an insured depository institution subsidiary, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as the Registrant) or any stockholder or creditor thereof. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and commit resources to its support. Such support may be required at times when, absent this policy, a holding company may not be inclined to provide it. A bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

    In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for the breach of such obligation will generally have priority over most other unsecured claims.

    The banking regulatory agencies are permitted, or in certain cases, required to take certain actions (“Prompt Corrective Action”) with respect to institutions falling within undercapitalized categories. The agencies’ powers include, among others, prohibiting the holding company from making distributions without prior regulatory approval, placing additional restrictions on transactions with affiliates, and, in the most severe cases, appointing a conservator or receiver for the institution. If a bank holding company guarantees a capital restoration plan of a banking institution, such guarantee is entitled to a priority in payment in bankruptcy.

    The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by each participant. In general, Obligations will be payable upon or following termination of employment, retirement, and other events, in accordance with the terms of the Plan. The Obligations will be indexed to one or more deemed investment funds individually chosen by each participant from the list of such funds available from time to time. Each participant’s Obligations will be adjusted to reflect the investment experience of the deemed investment fund or funds, including any appreciation or depreciation.

    A participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

    The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. A trustee has been appointed to make payments from a trust, which is established for the benefit of the Registrant (and its general creditors), to participants in accordance with the trust agreement, the terms of the Plan and each participant’s elections. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.    Interests of Named Experts and Counsel.

    Not applicable.

Item 6.    Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware, Article Eleventh of the Registrant's Certificate of Incorporation and Section 14.1 of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The general effect of the provisions in the Registrant's Certificate of Incorporation and Delaware General Corporation Law is to provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as directors or officers of the Registrant, if they acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to legal proceedings by or in the right of the Registrant in which a director or officer is adjudged liable for improper performance of his or her duty to the Registrant or another enterprise which he or she served in a similar capacity at the request of the Registrant, indemnification is limited by such provisions to that amount which is permitted by the court. In addition, the Registrant has purchased insurance as permitted by Delaware law on behalf of directors, officers, employees or agents, which may cover liabilities under the Securities Act.

    In addition, Article Eleventh of the Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate or limit the liability of a director for: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent conduct in paying illegal dividends or improperly purchasing or redeeming the Registrant's own stock; or (iv) any transaction in which the director obtains an improper personal benefit.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

      Exhibit Numbers                                                Exhibit
----------------------------- --------------------------------------------------------------------------------------
             5.1              Opinion of Morgan, Lewis & Bockius LLP (filed herewith).

            23.1              Consent of Arthur Andersen LLP, Independent Accountants (filed herewith).

            23.2              Consent of Morgan, Lewis & Bockius LLP (filed as part of Exhibit 5.1).

            24.1              Power of Attorney (filed herewith).

            99.1              Riggs National Corporation Executive Deferred Compensation Plan (filed herewith).

            99.2              Trust under the Riggs National Corporation Executive Deferred Compensation Plan (filed herewith).

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)     To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on this 5th day of December, 2001.

                                                RIGGS NATIONAL CORPORATION

                                                By:/S/ Robert L. Allbritton
                                                   ------------------------
                                             Name:     Robert L. Allbritton
                                             Title:    Chairman of the Board and
                                                       Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                                                Title                                  Date
----                                                -----                                  ----

/S/ ROBERT L. ALLBRITTON                            Chairman of the Board and Chief        December 5, 2001
----------------------------------------------
Robert L. Allbritton                           Executive Officer
                                                    (Principal Executive Officer)

            *                                       Senior Chairman of the Board           December 5, 2001
----------------------------------------------
Joe L. Allbritton

            *                                       Vice Chairman of the Board             December 5, 2001
----------------------------------------------
Robert L. Sloan

            *                                       President, Director                    December 5, 2001
----------------------------------------------
Timothy C. Coughlin

/S/ Steven T. Tamburo                               Treasurer                              December 5, 2001
----------------------------------------------      (Principal Financial and Accounting
    Steven T. Tamburo                                Officer)

Name                                                Title                                  Date
----                                                -----                                  ----

            *                                       Director                               December 5, 2001
----------------------------------------------
J. Carter Beese, Jr.

            *                                       Director                               December 5, 2001
----------------------------------------------
Charles A. Camalier, III

            *                                       Director                               December 5, 2001
----------------------------------------------
Lawrence I. Hebert

            *                                       Director                               December 5, 2001
----------------------------------------------
Steven B. Pfeiffer

            *                                       Director                               December 5, 2001
----------------------------------------------
Jack Valenti

            *                                       Director                               December 5, 2001
----------------------------------------------
William L. Walton

            *                                       Director                               December 5, 2001
----------------------------------------------
Eddie N. Williams

* Joseph M.  Cahill,  by signing his name  hereto,  signs this  document on behalf of each of the persons  indicated  by an asterisk above pursuant to powers of attorney duly executed by such persons and filed herewith with the Commission.

                                       /S/ Joseph M. Cahill
                                       --------------------------------------
Joseph M. Cahill, Attorney-in-Fact

INDEX TO EXHIBITS

      Exhibit Numbers                                                Exhibit
----------------------------- --------------------------------------------------------------------------------------
             5.1              Opinion of Morgan, Lewis & Bockius LLP (filed herewith).

            23.1              Consent of Arthur Andersen LLP, Independent Accountants (filed herewith).

            23.2              Consent of Morgan, Lewis & Bockius LLP (filed as part of Exhibit 5.1).

            24.1              Power of Attorney (filed herewith).

            99.1              Riggs National Corporation Executive Deferred Compensation Plan (filed herewith).

            99.2              Trust under the Riggs National Corporation Executive Deferred Compensation Plan (filed herewith).